Exhibit 10.7

THIRD AMENDMENT
TO THE
PNM RESOURCES, INC.
EXECUTIVE SPENDING ACCOUNT PLAN

Effective as of January 1, 1980, Public Service Company of New Mexico (“PNM”) adopted the Amended and Restated Medical Reimbursement Plan of Public Service Company of New Mexico (the “MERP”).  Sponsorship of the MERP was subsequently transferred from PNM to PNM Resources, Inc. (the “Company”) on November 30, 2002.  Effective January 1, 2002, the Company established the Executive Spending Account (the “ESA”).  Effective December 1, 2002, the Company merged the MERP with and into the ESA and named the combined program the “PNM Resources, Inc. Executive Spending Account Plan” (the “Plan”).  The Plan has been amended and restated on two occasions, with the most recent restatement being effective, generally, as of January 1, 2004.  The Plan was subsequently amended on two occasions.  The purpose of this Third Amendment is to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”).  Section 409A of the Code became applicable to the Plan as of January 1, 2005.  The Plan has been and shall continue to be administered in good faith compliance with the requirements of Section 409A from January 1, 2005 through December 31, 2008.

1.  This Third Amendment shall be effective as of January 1, 2009.

2.  This Third Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended by this Third Amendment shall continue in full force and effect.

3.  The definition of “Paycheck Year” in Article 2 (Defined Terms) of the Plan is hereby amended and restated in its entirety to read as follows:

Paycheck Year:	The Paycheck Year is the calendar year.

4.  Article 4 (Eligibility and Participation Requirements) of the Plan is hereby amended by the addition of the following new section to the end thereof:

Section 409A	The Company believes that payments pursuant to this
Compliance:	Plan are subject to Section 409A of the Code and that payments made from this Plan are made on a specified date in compliance with Treas. Reg. Section 1.409A-3(i)(1)(iv).

To assure compliance with the requirements of Section 409A and avoid adverse tax consequences to the Participant, the amount of Covered Expenses reimbursed during one taxable year may not affect the Covered Expenses eligible for reimbursement in any other taxable year.  In addition, all reimbursements of Covered Expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement for such Covered Expenses will not be subject to liquidation or exchange for another benefit.

Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

No Participant has any right to make any election regarding the time or form of any payment due under this Plan.

This Plan shall be operated in compliance with Section 409A and each provision of this Plan shall be interpreted, to the extent possible, to comply with Section 409A.

5.  The Section “Reimbursement Requests” of Article 7 (Claims Procedures) is hereby amended and restated in its entirety to read as follows:

Reimbursement	The Benefits Department is responsible for evaluating

Requests:
all reimbursement requests under the Plan.  You must submit all reimbursement requests to the Benefits Department in accordance with its procedures; provided, however, that each December (or more frequently if you request), the Benefits Department will calculate the insurance deductions that have been taken from your pay during the Paycheck Year, and will submit these for reimbursement on your behalf.

Reimbursement requests should be submitted as soon as possible after the underlying expense is “incurred,” although, for repetitive expenses, you may want to submit your request when you have other expenses, or at some fixed interval, such as every three or six months.  See the definition “Covered Expense” to determine when an expense is incurred.  Please keep in mind that to be reimbursed, an expense must be submitted for reimbursement no later than the end of the Paycheck Year following the Paycheck Year in which the expense was incurred.

In order to count against the Benefit Limit for a given Paycheck Year, a properly documented reimbursement request must be sent to the Benefits Department on or before the last day of such Paycheck Year.  Notwithstanding the foregoing, if you terminate employment during a Paycheck Year, any Covered Expenses that you incur before your participation in the Plan terminates will be eligible for reimbursement provided the expense is submitted for reimbursement no later than the end of the Paycheck Year following the Paycheck Year in which the expense was incurred.  Such expenses will count against your Benefit Limit for the year in which your participation in the Plan terminated.  The expenses reimbursed under the Plan will be taxable income to you for the calendar year in which you receive the reimbursement, rather than the calendar year in which the underlying expense is incurred.

To facilitate recordkeeping and reimbursements, expenses submitted at least 3 days before pay period end will be processed and reimbursed during that same payroll period.  Expenses submitted after such deadline will be processed and paid during the following payroll period.

If a reimbursement request is for medical care, you must first submit the claim for payment to your Medical Insurance, and submit a copy of the resulting explanation of benefits (“EOB”) to the Benefits Department as documentation of the expense.  On all reimbursement requests, be sure to include the name of the provider, the nature of the service rendered, and your name on the receipt or invoice.  If the claim is in the category of health (other than for prescription drugs), the ICD-9 code assigned by the provider will suffice in place of the nature of the service rendered.  Cancelled checks and credit card receipts cannot be used as the sole documentation of an expense submitted for reimbursement.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed as of this 21st day of November, 2008.

PNM RESOURCES, INC.

By: /s/ Alice A. Cobb
                   Its: SVP, Chief Administrative Officer